                                   Exhibit 23
                         Consent of Independent Auditors





     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 8, 2000, with respect to the consolidated financial statements of ACT Teleconferencing, Inc. included in Amendment No. 1 to the Registration Statement on Form S-1 and related Prospectus of ACT Teleconferencing, Inc. for the registration of 2,000,000 shares of its common stock.


    We also consent to the incorporation of the financial statement schedule listed in item 16(b) of ACT Teleconferencing, Inc. included in Amendment No. 1 to the Registration Statement on Form S-1 of ACT Teleconferencing, Inc. for the registration of 2,000,000 shares of its common stock.


                             /s/ Ernst & Young LLP



Denver, Colorado
May 2, 2000